UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CATALENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CATALENT, INC.

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 25, 2024

This supplement (the “Supplement”) supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Catalent, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on December 15, 2023 in connection with the Company’s annual meeting of shareholders (the “Annual Meeting”), to be held on January 25, 2024 at 8:00 a.m. Eastern Time. This Supplement is being filed with the SEC and made available to shareholders on or about December 21, 2023.

The purpose of this Supplement is to clarify the voting standards on Proposal 4: Approval of Amendment No. 1 to the Catalent, Inc. 2018 Omnibus Incentive Plan (“Proposal 4”) regarding the effect of abstentions on the vote for such proposal. Under the heading “Proposal 4: Approval of Amendment No. 1 to the Catalent, Inc. 2018 Omnibus Incentive Plan” in the Proxy Statement, the section “Vote Required” is hereby revised to read as follows:

Approval of this proposal requires the affirmative vote of a majority of the votes cast, with abstentions having no effect on the outcome. Should such shareholder approval not be obtained, then the Plan Amendment will not become effective and awards will continue to be granted under the 2018 Omnibus Plan, subject to previously authorized share limits.

A summary of the vote requirements and the effect of abstentions and broker non-votes can be found on page 95 of the Proxy Statement. As stated on page 95 of the Proxy Statement, abstentions and broker non-votes will have no effect on the outcome of the approval of Proposal 4.

Other than as described in this Supplement, the Proxy Statement remains unchanged, and this Supplement does not otherwise supplement, amend or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to shareholders in connection with the Annual Meeting. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.